Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Monday, December 13, 2010		Keoni.Wagner@HawaiianAir.com

Hawaiian Airlines Announces New Financing Facility,
Strengthens Financial Position for Future Growth

HONOLULU — Hawaiian Airlines today announced that the company has completed a successful renegotiation of lending agreements that addresses upcoming term loan maturities, provides for an expanded revolving line of credit, and puts the airline in a strong position for future growth.

In connection with entering into the amended lending agreements, Hawaiian has repaid term loans that would have matured in 2011, strengthening the company’s balance sheet as it continues to pursue new expansion opportunities. In addition, Hawaiian has secured an expanded revolving line of credit that allows for the borrowing of up to $75 million over a four-year period, against a borrowing base of the company’s account receivables, ground equipment, spare engines, and certain aircraft.

“In addition to the important financing facility we are announcing today, we are also in discussions with major financial institutions about borrowing alternatives for aircraft deliveries in 2011 and beyond, and we’ve been delighted with the positive response that we have received,” said Peter Ingram, Hawaiian’s executive vice president and CFO.

“Our consistent profits through turbulent economic times have given us the balance sheet strength to access lending markets on favorable terms. We appreciate the support of our lenders for the faith they have shown in our vision to grow Hawaiian Airlines these past five years and we look forward with confidence as we implement our strategic plan for future growth,” Ingram said.

Central to Hawaiian’s growth strategy is the transition to new and larger Airbus A330-200 and A350XWB-800 aircraft for its fleet of wide-body, long-range aircraft to serve existing and new domestic and international markets, with a primary focus on expansion into Asia. Hawaiian introduced service between Honolulu and Manila in April 2008, Tokyo’s Haneda Airport in November 2010, and is poised to launch its newest route to South Korea’s Seoul-Incheon International Airport on January 12, 2011.

Hawaiian has introduced three new A330s into its fleet over the past six months, and has 13 more A330s scheduled for delivery through 2015, along with purchase rights for four more of the aircraft.

All of Hawaiian’s new A330 aircraft will be equipped to carry 294 passengers in a two-class configuration — 30 more passengers per aircraft than its fleet of Boeing 767-300ER aircraft. Key to Hawaiian’s growth strategy is the A330’s superior fuel-efficiency and longer operating range, giving the airline the capability to offer nonstop service between Hawaii and points throughout all of North America, eastern Asia, and Australasia.

-more-

In 2017, Hawaiian will begin taking delivery of six new A350XWB-800 (Extra Wide Body) aircraft from Airbus, with purchase rights for six additional aircraft. The next-generation, fuel-efficient A350s will seat more than 300 passengers in a two-class configuration and have a range of 8,300 nautical miles, allowing Hawaiian to fly nonstop between Hawaii and any viable tourism market around the world.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance in 2009 in the 20th annual Airline Quality Rating study, having earned that distinction in three of the past four years. Hawaiian has also led all U.S. carriers in on-time performance for each of the past six years (2004-2009) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii.

Now in its 82nd year of continuous service for Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to Japan, the Philippines, Australia, American Samoa, Tahiti, and, starting in January 2011, South Korea. Hawaiian also provides more than 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

This press release contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events, including but not limited to statements regarding securing additional financing, our future growth and growth strategy, our pursuit of new expansion opportunities, the launch of new routes and future delivery of new aircraft. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the Company’s actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, economic volatility; the price and availability of aviation fuel; competition in the transpacific, interisland and South Pacific/Australia/Asia markets; reduced demand for transportation in the markets in which the Company operates; the Company’s dependence on tourist travel; and the Company’s ability to implement its growth strategy and related cost reduction goals. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any statements expressed or implied in this release will not be realized. Additional information on risk factors that could potentially affect the Company’s actual results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other filings with the Securities and Exchange Commission.